Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Newport Corporation:

We have audited the accompanying combined balance sheets of Spectra-Physics (the “Company”), as defined in Note 1 to the financial statements, as of December 31, 2003 and December 28, 2002, and the related combined statements of operations, of comprehensive loss and parent’s investment, and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Spectra-Physics at December 31, 2003 and December 28, 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company is comprised of Thermo Electron Corporation’s lasers and photonics businesses which were historically integrated with the businesses of Thermo Electron Corporation; consequently, as indicated in Note 1 to the financial statements, these financial statements have been derived from the consolidated financial statements and accounting records of Thermo Electron Corporation, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on Thermo Electron for certain administrative services and financing. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone company.

As explained in Note 1 to the consolidated financial statements, effective December 31, 2000, the company changed its method of accounting for derivative instruments and hedging activities through the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As disclosed in Note 1 to the consolidated financial statements, the company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on December 30, 2001.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 11, 2004

SPECTRA-PHYSICS

Combined Statements of Operations

	(Unaudited) Six Months Ended July 3, 2004	(Unaudited) Six Months Ended June 28, 2003	Years Ended
(In thousands)			December 31, 2003	December 28, 2002	December 29, 2001
Net sales, including sales to related parties of $1,110, $550, $2,048, $1,780 and $3,276, respectively	$115,645	$96,228	$203,813	$246,196	$278,742
Cost of sales	70,007	67,508	136,091	166,712	191,204

Gross profit	45,638	28,720	67,722	79,484	87,538

Selling, general and administrative expense	26,538	24,089	48,422	55,923	68,193
Research and development expense	10,843	9,134	18,397	23,146	28,816
Restructuring and other charges	—	1,336	3,508	14,455	43,312

Operating income (loss)	8,257	(5,839)	(2,605)	(14,040)	(52,783)

Interest and other expense, net	(308)	(686)	(1,806)	(759)	(2,148)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	7,949	(6,525)	(4,411)	(14,799)	(54,931)

Income tax provision	209	5	536	188	6,383

Income (loss) before cumulative effect of a change in accounting principle	7,740	(6,530)	(4,947)	(14,987)	(61,314)
Cumulative effect of a change in accounting principle, net	—	—	—	—	(1,657)

Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Balance Sheets

	(Unaudited) July 3, 2004
(In thousands)		December 31, 2003	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,352	$5,290	$6,228
Accounts receivable, net of allowance for doubtful accounts of $1,039, $1,781 and $3,341, respectively	34,978	40,606	52,200
Notes receivable	6,849	8,527	6,280
Inventories	39,978	42,321	41,424
Prepaid expenses and other current assets	1,708	2,257	4,053

Total current assets	89,865	99,001	110,185

Property and equipment, net	43,361	48,131	55,830
Goodwill	119,710	119,694	119,636
Intangible assets, net	4,812	5,142	7,128
Other assets	5,903	6,114	6,087

Total assets	$263,651	$278,082	$298,866

LIABILITIES AND PARENTS’ INVESTMENT
Current liabilities:
Short term obligations	$14,722	$18,773	$24,665
Short term obligations to Parent	6,904	6,058	2,482
Accounts payable	8,573	12,878	11,773
Payables to related companies	930	700	3,110
Accrued payroll and related expenses	11,376	11,624	13,734
Accrued expenses and other current liabilities	19,206	19,868	19,431
Accrued restructuring costs	1,412	2,745	7,351

Total current liabilities	63,123	72,646	82,546

Long-term debt to Parent	8,000	8,667	—
Other long-term obligations	9,953	10,015	8,271

Commitments and contingencies
Parent’s investment:
Parent’s net investment	185,584	191,486	212,567
Accumulated other comprehensive loss	(3,009)	(4,732)	(4,518)

Total Parent’s investment	182,575	186,754	208,049

Total liabilities and Parent’s investment	$263,651	$278,082	$298,866

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Statements of Cash Flows

	(Unaudited) Six Months Ended July 3, 2004	(Unaudited) Six Months Ended June 28, 2003	Years Ended
(In thousands)			December 31, 2003	December 28, 2002	December 29, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	4,760	6,201	11,740	13,067	14,241
Goodwill amortization	—	—	—	—	1,917
Provision for losses on inventories	1,521	1,789	5,269	4,393	333
Provision for uncollectible accounts	(721)	(836)	(1,300)	1,704	3,442
Provision for restructuring related charges	—	1,336	3,508	14,455	43,312
Deferred income taxes, net	—	—	—	—	5,920
(Gain)/loss on disposition of fixed assets	592	166	169	389	(97)
Increase (decrease) in cash due to changes in:
Accounts receivable	6,099	14,551	16,934	(5,144)	(1,536)
Notes receivable	1,591	840	(1,553)	(1,372)	15
Inventories	693	(519)	(4,826)	3,587	4,924
Payable to / receivable from related companies	312	(1,888)	(2,409)	9,906	(7,349)
Prepaid expenses and other current assets	509	2,166	2,361	(5)	(1,110)
Other assets and liabilities	1,901	1,208	4,098	(1,755)	3,205
Accounts payable	(4,291)	(655)	824	(7,512)	(3,357)
Accrued payroll and related expenses	(245)	(3,698)	(2,290)	(5,215)	15,884
Accrued expenses and other current liabilities	(188)	(910)	(1,785)	(8,140)	(2,969)
Accrued restructuring costs	(1,429)	(4,011)	(5,668)	(11,381)	(1,737)

Net cash provided by (used in) operating activities	18,844	9,210	20,125	(8,010)	12,067

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,437)	(1,455)	(4,472)	(10,333)	(31,219)
Proceeds from the sale of property and equipment	1,236	157	85	1,410	1,288

Net cash used in investing activities	(201)	(1,298)	(4,387)	(8,923)	(29,931)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	—	—	(15,000)
Borrowings from (repayments of) short term obligations, net	(3,765)	(8,465)	(8,583)	6,913	3,397
Borrowings from (repayments of) short term obligations from Parent, net	846	1,204	3,066	(26,947)	29,429
Repayments of long-term debt to Parent	(667)	—	—	—	—
Transfers from / (to) Parent	(13,982)	(4,062)	(11,912)	9,574	8,422

Net cash provided by (used in) financing activities	(17,568)	(11,323)	(17,429)	(10,460)	26,248
Impact of foreign exchange rate changes on cash balances	(13)	377	753	110	(244)

Net increase (decrease) in cash and cash equivalents	1,062	(3,034)	(938)	(27,283)	8,140
Cash and cash equivalents at beginning of year	5,290	6,228	6,228	33,511	25,371

Cash and cash equivalents at end of period	$6,352	$3,194	$5,290	$6,228	$33,511

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, including payments to related parties of $0, $143, $337, $202 and $786, respectively	$418	$329	$816	$912	$1,878
Income taxes paid (refunds received), net	$672	$(398)	$265	$1,421	$39

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Statements of Comprehensive Loss and Parent’s Investment

(In thousands)	Parent’s Net Investment	Accumulated Other Comprehensive Loss	Total
December 31, 2000	$202,691	$(2,276)	$200,415
Net loss	(62,971)		(62,971)
Foreign currency translation loss	—	(1,387)	(1,387)
Deferred gain on foreign exchange contracts	—	1,338	1,338
Transfer from Parent, net	64,508	—	64,508

December 31, 2001	204,228	(2,325)	201,903
Net loss	(14,987)	—	(14,987)
Foreign currency translation gain	—	1,231	1,231
Deferred loss on foreign exchange contracts	—	(2,828)	(2,828)
Minimum pension liability adjustment	—	(596)	(596)
Transfer from Parent, net	23,326	—	23,326

December 31, 2002	212,567	(4,518)	208,049
Net loss	(4,947)	—	(4,947)
Foreign currency translation gain	—	1,586	1,586
Deferred loss on foreign exchange contracts	—	(934)	(934)
Minimum pension liability adjustment	—	(866)	(866)
Transfer to Parent, net	(16,134)	—	(16,134)

December 31, 2003	191,486	$(4,732)	$186,754

(Unaudited)
Net income	7,740	—	7,740
Foreign currency translation gain	—	(38)	(38)
Deferred gain (loss) on foreign exchange contracts	—	1,761	1,761
Transfer to Parent, net	(13,642)	—	(13,642)

July 3, 2004	$185,584	$(3,009)	$182,575

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying combined financial statements include Spectra-Physics, Inc. (including its wholly owned subsidiaries, Spectra-Physics Semiconductor Lasers, Inc., Spectra-Physics Optics Corporation, Spectra-Physics K.K., Spectra-Physics Lasers B.V., Spectra-Physics France S.A., Spectra-Physics GmbH, Spectra-Physics Limited, and Spectra-Physics Lasers Limited), Spectra-Physics Franklin, Inc. (including its wholly owned subsidiary Spectra-Physics Stratford, Inc.), Spectra-Physics Rochester, Inc., Hilger Analytical Limited, and Spectra-Physics UK Limited (collectively, the “Company”).

The Company provides high-power semiconductor, solid-state and gas lasers, as well as other photonic components and devices used in applications ranging from industrial and microelectronic manufacturing to scientific research to medical diagnostics. The Company also offers an extensive catalog and specialized services for the design, prototyping, and manufacturing of optical-based equipment.

Basis of Presentation

The combined financial statements include the assets, liabilities, operating results and cash flows of the businesses constituting the Company that have been sold to Newport Corporation as part of a stock purchase agreement with the Company’s parent, Thermo Electron Corporation (the “Parent”) and have been prepared using the Company’s historical basis in the assets and liabilities and the historical results of operations of the Company included in the historical financial statements of the Parent. Certain specifically identifiable administrative services and expenses incurred by the Company in the normal course of business, such as external legal fees, audit fees, risk insurance premiums, certain employee benefit costs, and other items, were processed through the Parent’s corporate offices. The costs associated with these services and expenses were allocated back to the Company from the Parent and are included in the Company’s results of operations. Management believes the assumptions used to create the Company’s combined financial statements from the historical statements of the Parent are reasonable. However, the combined financial information included herein may not necessarily reflect the combined financial position, operating results, changes in invested equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising the Company, the Parent’s net investment in the Company is shown in lieu of stockholder’s equity in the combined financial statements. Changes in the Parent’s net investment represent the Parent’s transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to the Parent and other transfers from the Parent.

The accompanying combined financial information for the six-month periods ended July 3, 2004 and June 28, 2003 is unaudited. The unaudited interim combined financial information has been prepared on the same basis as the accompanying annual combined financial statements. In the opinion of management, such interim combined financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. Unaudited results of operations for the interim periods ended July 3, 2004 and June 28, 2003 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

In 2001, Spectra-Physics, Inc., then known as Spectra-Physics Lasers, Inc. (“SPL”), one of the entities included in the accompanying combined financial statements, was publicly traded. In 2001, the Parent increased its ownership in the Company to 93.6% through a cash tender offer of $17.50 per share. In February 2002, the Parent acquired the shares of SPL it did not previously own through a short-form merger at the same price as the tender offer and SPL ceased to be publicly traded.

Through 2002, the Company had a fiscal year ending the Saturday nearest to December 31. In 2003, the Company changed its year end to December 31. References to 2003, 2002, and 2001 are for the fiscal years ended December 31, 2003, December 28, 2002, and December 29, 2001, respectively.

Principles of Combination

The combined financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in combination.

Foreign Currency Translation

The functional currency for the Company’s international operations is the local currency. Assets and liabilities for these locations are translated into U.S. dollars using current rates of exchange in effect at the balance sheet dates. The resulting translation gains and losses are included as a component of accumulated other comprehensive loss. Items of income and expense for the Company’s international locations are translated using the monthly average exchange rates in effect for the period in which the items occur. Realized foreign currency transaction gains and losses are included in the results of operations.

Derivative Instruments

Effective in the first quarter of 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133, as amended, requires that all derivatives, including forward currency-exchange contracts, be recognized in the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value or cash flows. The adoption of SFAS No. 133 in the first quarter of 2001 resulted in the deferral of a gain of $1.0 million, net of tax, and a corresponding loss for periods prior to 2001, which was classified as Cumulative effect of a change in accounting principle in the accompanying 2001 statement of operations. This deferred gain related to forward currency-exchange contracts that were marked to market through earnings prior to the adoption of SFAS No. 133. The entire deferred gain recorded upon adoption was reclassified into earnings during 2001 as the underlying hedged transactions occurred.

The Company uses forward currency-exchange contracts primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair-value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from sales that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in U.S. dollars, euros, British pounds sterling, and Japanese yen. The Company enters into these currency-exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business. Accordingly, the hedges are not speculative in nature. As part of the Company’s overall strategy to manage the level of exposure to the risk of currency-exchange fluctuations, some operating units hedge a portion of their currency exposures anticipated over the ensuing 12-month period, using exchange contracts that have maturities of 12 months or less. The Company does not hold or engage in transactions involving derivative instruments for purposes other than foreign currency exchange risk management.

The Company records its forward currency-exchange contracts at fair value in its balance sheet as other current assets or other accrued expenses and, for cash-flow hedges, the related gains or losses on these contracts are deferred as a component of accumulated other comprehensive loss in the accompanying balance sheet. These deferred gains and losses are recognized in earnings in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair-value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency losses and gains on the underlying exposure being hedged. Cash flows resulting from currency-exchange contracts qualifying as cash-flow hedges are recorded in the accompanying statement of cash flows in the same category as the item being hedged. At December 31, 2003, the Company had deferred losses, net of income taxes, relating to forward currency-exchange contracts of approximately $2.4 million, substantially all of which is expected to be recognized as expense over the next 12 months to offset gains on the exposures being hedged. The ineffective portion of the gain or loss on derivative instruments is recorded in other income, net, in the accompanying statement of operations and is not material for the three years presented.

Risks and Uncertainties

The Company is subject to a number of risks similar to other companies in the photonics industry, including but not limited to, rapid technological change, uncertainty of the number, size and scope of projects in which the Company is engaged, the result of an unanticipated delay in or termination of a customer engagement, competitors with greater financial, technical, sales and marketing resources and greater name recognition, protection of proprietary technology, the need to obtain additional financing to support growth, and dependence on third parties and key individuals.

Cash and Cash Equivalents and Marketable Securities

The Company considers cash-on-hand and highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Investments with original maturities exceeding three months at the date of purchase are classified as marketable securities. All marketable securities are classified as available for sale and are recorded at fair market value using the specific identification method; unrealized gains and losses are included in accumulated other comprehensive loss. The Company did not hold any marketable securities at July 3, 2004 (unaudited), December 31, 2003 or December 28, 2002.

Accounts and Notes Receivable

The Company estimates the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding over a certain period of time. The Company has recorded reserves for specific receivables deemed to be at risk for collection, as well as a reserve based on the Company’s historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer.

Certain of the Company’s Japanese customers provide the Company with promissory notes on the due date of the receivable. The payment date of the promissory notes is generally 90 days from the original receivable due date. Subsequently, certain of these promissory notes are sold with recourse to one of three Japanese banks with which the Company does business, as part of a line of credit agreement. Such transactions are conducted in the ordinary course of business. For balance sheet presentation purposes, amounts due to the Company under such promissory notes are reclassified from accounts receivable to current notes receivable. At July 3, 2004 (unaudited), December 31, 2003, and December 28, 2002 total promissory notes receivable amounted to $6.8 million, $8.5 million, and $6.3 million respectively. Promissory notes sold with recourse are included in both current notes receivable and short-term obligations until such time as the underlying note obligations are ultimately satisfied via payment by the customers to the banks. At July 3, 2004 (unaudited), December 31, 2003 and December 28, 2002, such discounted note obligations were $5.0 million, $3.1 million and $4.8 million, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, notes receivable, foreign exchange contracts and accounts receivable. The Company maintains cash and cash equivalents with and purchases its foreign exchange contracts from major financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any one institution.

The Company’s customers are concentrated in the semiconductor capital equipment, aerospace and defense, life and health sciences, scientific research and fiber optic communications markets, and their ability to pay may be influenced by the prevailing macroeconomic conditions present in these markets. Receivables from the Company’s customers are generally unsecured. To reduce the concentration risk and the overall risk of collection, the Company performs ongoing evaluations of its customers’ financial condition.

The Company markets its products principally in North America, Europe and Japan to companies for use in telecommunications, image recording, computer and microelectronics manufacturing, industrial manufacturing, medical applications, as well as universities and other entities involved in research. No individual customer accounted for more than 10% of net sales for the six-month periods ended July 3, 2004 (unaudited) or June 28, 2003 (unaudited), or for the years ended December 31, 2003, December 28, 2002 or December 29, 2001. The Company performs ongoing credit evaluations of its customers’ financial condition and although the Company generally does not require collateral, it requires its customers to provide letters of credit in certain circumstances. Bad debt losses to date have been insignificant.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out (FIFO) basis) or fair market value and include materials, labor, and manufacturing overhead. The Company writes down excess and obsolete inventory to net realizable value. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares those requirements with the current or committed inventory levels. Amounts required to reduce the carrying value of inventory to net realizable value are recorded as a charge to cost of sales.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense includes amortization of assets under capital leases. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 3 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset.

The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale of an asset, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

Intangible Assets

Intangible assets, principally acquisition-related intangibles and patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives, generally 5 to 17 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). Under SFAS No. 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of the Company’s reporting units, as defined, and the carrying value of the reporting units’ net assets, including goodwill.

The Company assesses the realizability of this asset annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the Company’s reporting units. The Company estimates the fair value of its reporting units by using market comparables for similar businesses and forecasts of discounted future cash flows. When impairment is indicated, any excess of carrying value over fair value of goodwill is recorded as an operating loss.

The 2003 and 2002 annual reviews are performed as of December 31 of each year, and resulted in no impairment of the carrying value of goodwill. Pro forma net income after adjusting for the adoption of SFAS No. 142 is as follows:

(In thousands)	Year Ended December 29, 2001
Reported net loss	$(62,971)
Add back goodwill amortization	1,917

Adjusted net loss	$(61,054)

Changes in goodwill during the years ended December 31, 2003 and December 28, 2002 were the result of the effects of currency translation, caused by foreign currency fluctuations.

Long-Lived Assets

The Company assesses the impairment of long-lived assets, other than goodwill, whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in the Company’s strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances.

Warranty

The Company provides for the estimated cost of product warranties, based primarily on historical information, in cost of sales at the time product revenue is recognized. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the Company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure, and supplier warranties on parts delivered to the Company. Should actual product failure rates, utilization levels, material usage, service delivery costs, or supplier warranties on parts differ from the Company’s estimates, revisions to the estimated warranty liability would be required.

Revenue Recognition

Revenue is recognized after all significant obligations have been met, collectibility is probable and title has passed, which typically occurs upon shipment or completion of services. The Company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, in accordance with Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, as each element is delivered or completed based upon its fair value. When a portion of the customer’s payment is not due until installation, the Company defers that portion of the revenue until completion of installation. Revenues for training are deferred until the service is completed. Revenues for extended service contracts are recognized ratably over the contract period.

Customers generally have 30 days from the original invoice date (generally 60 days for international customers) to return a standard catalog product purchase for exchange or credit. The catalog product must be returned in its original condition and meet certain other criteria. Product returns of catalog items have historically been insignificant and are charged against revenue in the period returned. For non-catalog products, the Company establishes a sales return reserve based on historical product returns.

Advertising

The Company expenses the costs of advertising as incurred. Advertising costs, including the costs of the Company’s participation at industry trade shows, were $2.4 million, $2.9 million and $3.6 million for fiscal 2003, 2002 and 2001, respectively.

Research and Development

All research and development costs are expensed as incurred.

Income Taxes

Historically, the Company’s results of operations have been included in the Parent’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s combined statements of operations have been calculated on a separate tax return basis. However, the Parent managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a separate stand-alone company.

Deferred taxes result from the future tax consequences associated with temporary differences between the recorded amounts of the assets and liabilities of the Company for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS No. 109) that the ultimate realization of net deferred tax assets is more likely than not.

Stock-Based Compensation

The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock-based compensation and complies with the disclosure provision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Accordingly, no compensation expense is recognized for employee stock options with exercise prices equal to or greater than the Company’s stock price at date of grant.

The Parent has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options, stock bonus shares, or performance-based shares, as determined by the compensation committee of the Parent’s Board of Directors (the Board Committee) or in limited circumstances, by the Parent’s option committee, which consists of its chief executive officer. SPL had a stock-based compensation plans for its key employees, directors, and others. Following the completion of a cash tender offer in December 2001 for all the shares of SPL it did not previously own, the Parent completed a short-form merger with SPL in February 2002 at which time the options to purchase shares of SPL became options to purchase shares of Parent common stock.

Pro forma amounts adjusted for the effect of recording compensation cost for the Parent’s and SPL’s stock option and employee stock purchase plans determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123 is presented below:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Net income (loss) – reported	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Employee compensation expense under fair value method	(1,538)	(2,460)	(4,921)	(5,493)	(9,512)

Net income (loss) – pro forma	$6,202	$(8,990)	$(9,868)	$(20,480)	$(72,483)

The fair value of each option grant in 2003 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 38.0%; risk-free interest rate of 2.9%; expected lives of 4.4 years. The fair value of each option grant in 2002 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 42.0%; risk-free interest rate of 4.2%; expected lives of 6.0 years. The fair value of each option grant in 2001 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 45.0%; risk-free interest rate of 4.5%; expected lives of 4.0 years. The pro forma amounts shown for the impact of SFAS No. 123 are not necessarily indicative of future results because of the phase-in rules and differences in number of grants, stock price and assumptions for future years.

Environmental Reserves

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures are discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the combined financial statements include the allowance for doubtful accounts, inventory reserves, warranty obligations, restructuring reserves, asset impairment valuations and income tax valuations.

NOTE 2 SUPPLEMENTAL BALANCE SHEET AND STATEMENT OF OPERATIONS INFORMATION

Inventories

Inventories consist of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Raw materials and purchased parts	$16,108	$15,966	$18,251
Work in process	12,634	14,502	9,497
Finished goods	11,236	11,853	13,676

	$39,978	$42,321	$41,424

Property and Equipment, net

Property and equipment, net consists of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Land	$3,122	$3,118	$3,104
Buildings	30,311	29,974	29,609
Leasehold improvements	7,371	7,006	7,030
Machinery and equipment	103,380	92,272	97,889
Construction in progress	376	1,502	3,168

	144,560	133,872	140,800
Less accumulated depreciation and amortization	(101,199)	(85,741)	(84,970)

	$43,361	$48,131	$55,830

Depreciation and amortization expense totaled $11.0 million, $11.8 million and $12.3 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

Intangible Assets

Intangible assets totaled $5.1 million, net of accumulated amortization of $0.7 million, and $7.1 million, net of accumulated amortization of $1.6 million, at December 31, 2003 and December 28, 2002, respectively. Amortization expense related to intangibles for the years ended December 31, 2003, December 28, 2002 and December 29, 2001 was $0.7 million, $1.0 million and $1.7 million, respectively. In 2003, the Company transferred certain intangible assets to the Parent totaling $1.3 million, net.

Estimated aggregate amortization expense for the next five fiscal years is as follows:

(In thousands)	Estimated Aggregate Amortization Expense
2004	$562
2005	562
2006	562
2007	562
2008	562
Thereafter	2,332

$5,142

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Deferred revenue	$5,888	$6,169	$3,563
Accrued warranty obligations	4,361	3,938	4,108
Other	8,957	9,761	11,760

	$19,206	$19,868	$19,431

Accrued Warranty Obligations

The activity in accrued warranty obligations is as follows:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Balance at beginning of year	$3,938	$4,108	$4,108	$4,331	$2,917
Additions charged to cost of sales	2,397	1,798	6,181	3,926	4,304
Warranty claims	(1,756)	(2,146)	(6,362)	(3,338)	(2,819)
Other, net (primarily effects of currency translation)	(218)	6	11	(811)	(71)

Balance at end of period	$4,361	$3,766	$3,938	$4,108	$4,331

Such amounts are included in accrued expenses and other current liabilities in the accompanying combined balance sheets.

Accumulated Other Comprehensive Loss and Comprehensive Income (Loss)

Accumulated other comprehensive loss consists of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Cumulative foreign currency translation losses	$(884)	$(846)	$(2,432)
Deferred loss on foreign exchange contracts	(663)	(2,424)	(1,490)
Minimum pension liability adjustment	(1,462)	(1,462)	(596)

	$(3,009)	$(4,732)	$(4,518)

The components of comprehensive income (loss), net of related tax, are as follows:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Foreign currency translation gain (loss)	(38)	965	1,586	1,231	(1,387)
Deferred gain (loss) on foreign exchange contracts	1,761	(133)	(934)	(2,828)	1,338
Minimum pension liability adjustment	—	—	(818)	(596)	—

	$9,463	$(5,698)	$(5,113)	$(17,180)	$(63,020)

Interest and Other Expense, Net

Interest and other income, net, consists of the following:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Interest and dividend income	$—	$25	$27	$234	$653
Loss on sale of investments in joint ventures	—	—	—	—	(801)
Foreign exchange gains (losses), net	99	(287)	(905)	(65)	(122)
Interest expense	(234)	(302)	(599)	(726)	(1,092)
Interest expense with related party	(206)	(143)	(337)	(202)	(786)
Other income, net	33	21	8	—	—

	$(308)	$(686)	$(1,806)	$(759)	$(2,148)

NOTE 3 RESTRUCTURING AND OTHER CHARGES

2003

In response to a continued downturn in markets served by the Company, restructuring actions were initiated in 2003 to reduce costs and redundancies, principally through headcount reductions and consolidation of facilities. The Company believes that the restructuring actions undertaken in 2003 will be substantially completed in 2004.

The Company recorded $3.5 million of net restructuring and other charges in 2003. These charges included $2.5 million of cash costs principally associated with facility consolidations and related severance. The cash costs included $0.5 million of ongoing lease costs through 2004 for abandoned facilities; $1.4 million of severance for 102 employees across all functions; and $0.6 million of pension costs for terminated employees that were accrued as a pension liability. These charges were offset by a gain of $1.0 million for the reversal of contract cancellation fees provided in 2001 that were disputed and ultimately not required. The charges for severance are net of reversals of $0.2 million, primarily for the favorable resolution of accrued amounts that were in dispute. The charges for abandoned facilities are net of reversals of $0.3 million, primarily for the favorable settlement of lease obligations on abandoned equipment. The Company also recorded non-cash charges of $2.0 million, including the write-down of abandoned assets.

2002

In response to a continued downturn in markets served by the Company, restructuring actions were initiated in 2002 to reduce costs and shed unproductive assets. The restructuring and related actions primarily consisted of headcount reductions, write downs of production equipment for telecommunications products, and consolidation of facilities to streamline operations and reduce costs.

The Company recorded $15.1 million of net restructuring and other charges in 2002, of which $0.7 million was recorded as a charge to cost of sales, and $14.4 million was charged to restructuring and other charges. The charges to restructuring and other charges consisted of $8.0 million of cash costs, including $3.9 million of severance for 184 employees across all functions; $1.8 million of ongoing lease costs, primarily for abandoned equipment; $0.1 million of employee-retention costs; $0.7 million for the settlement of litigation; $1.1 million of cancellation fees for fixed asset purchases; and $0.4 million of other cash costs, primarily relocation expenses. The charges for severance and abandoned facilities are net of reversals of $0.8 million and $3.0 million, respectively that the Company had provided in 2001. The severance reserves that were reversed were no longer required, primarily due to employee attrition. The reversal of the abandoned facility reserves was primarily due to the favorable settlement of lease obligations. In addition, the Company incurred non-cash charges of $6.4 million as the Company wrote off assets totaling $5.5 million, primarily for abandoned telecommunication and other manufacturing equipment and recorded a charge of $0.8 million as a result of the employee options to purchase shares of SPL becoming options to purchase shares of the Parent following the acquisition of the minority interest in this business in February 2002 and a charge of $0.1 million for the loss on sale of a small business unit. Following these actions in 2002, the Company suspended initiatives for products that address telecom markets based on the continuing economic downturn in these markets.

2001

In response to a downturn in telecommunications, semiconductor, and other markets served by the Company and in an effort to further integrate business units, the Company initiated restructuring actions in the second quarter of 2001 to reduce costs and shed unproductive assets. Further actions were initiated in the fourth quarter of 2001. The restructuring and related actions consisted primarily of headcount reductions, write downs of telecommunication manufacturing equipment and excess telecommunication product inventories, and consolidation of facilities to streamline operations and reduce costs.

The Company recorded $51.3 million of net restructuring and other charges in 2001. The Company recorded charges to cost of sales of $8.0 million, primarily for excess telecommunication product inventories, and $43.3 million of other costs. The excess telecommunication product inventories resulted from a severe slowdown in this market and the write down reduced the carrying value of these and other inventories to estimated net realizable value. The $43.3 million of other costs consisted of $19.1 million of cash costs, including $3.5 million of severance for 267 employees, primarily in manufacturing positions; $7.0 million for leases on abandoned equipment; $5.9 million of loss on litigation; $0.6 million of ongoing lease costs through 2004 for facilities described below; and $2.1 million of other cash costs. The other cash costs primarily represented cancellation fees for fixed-asset purchases and termination of distributor agreements. The Company also recorded $24.2 million of asset write downs, including $21.5 million of fixed assets, principally equipment used in telecommunication product manufacturing for which estimated future cash flows were not sufficient to recover the carrying value. The asset write downs also included $2.2 million of goodwill to reduce the carrying value of two small business units held for sale to their estimated disposal value, and $0.4 million of costs associated with an abandoned financing. In addition, the Company recorded a charge of $0.1 million, net, related to the sale of a small business unit and a facility. The facility consolidations included the closure of three factories in the United States and the closure of two distribution facilities in Europe. The activities of these sites were transferred to other facilities in those regions.

The following table summarizes the severance actions of the Company in 2001, 2002, and 2003.

Number of Employees
2001 Restructuring Plans
Terminations announced in 2001	267
Terminations occurring in 2001	(265)

Remaining terminations at December 29, 2001	2
Additional terminations announced in 2002	137
Terminations occurring in 2002	(139)

Remaining terminations at December 28, 2002	—

2002 Restructuring Plans
Terminations announced in 2002	47
Terminations occurring in 2002	(35)

Remaining terminations at December 28, 2002	12
Terminations occurring in 2003	—
Adjustment to plan	(12)

Remaining terminations at December 31, 2003	—

(Unaudited)	Number of Employees
2003 Restructuring Plans
Terminations announced in 2003	102
Terminations occurring in 2003	(97)

Remaining terminations at December 31, 2003	5
Terminations occurring in 2004	(5)

Remaining terminations at July 3, 2004	—

The following table summarizes the cash components of the Company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other charges in the accompanying statement of operations have been summarized in the notes to the tables.

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2001 Restructuring Plans
Costs incurred in 2001 (c)	$3,510	$—	$7,609	$2,069	$13,188
Reserves reversed (b)	—	—	—	(3)	(3)
Payments	(1,155)	—	(202)	(380)	(1,737)

Balance at December 29, 2001	2,355	—	7,407	1,686	11,448
Costs incurred in 2002 (d)	3,734	83	4,500	2,436	10,753
Reserves reversed (b)	(773)	—	(2,988)	(1,170)	(4,931)
Payments	(4,492)	(83)	(4,616)	(1,640)	(10,831)

Balance at December 28, 2002	824	—	4,303	1,312	6,439
Reserves reversed (b)	(315)	—	(277)	(961)	(1,553)
Payments	(381)	—	(2,729)	(351)	(3,461)

Balance at December 31, 2003	128	—	1,297	—	1,425

(Unaudited)
Payments	(128)	—	(210)	—	(338)

Balance at July 3, 2004	$—	$—	$1,087	$—	$1,087

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2002 Restructuring Plans
Costs incurred in 2002	$984	$40	$335	$103	$1,462
Payments	(489)	—	(2)	(59)	(550)

Balance at December 28, 2002	495	40	333	44	912
Costs incurred in 2003	199	—	47	—	246
Reserves reversed (b)	(89)	(40)	(50)	—	(179)
Payments	(448)	—	(146)	(44)	(638)

Balance at December 31, 2003	157	—	184	—	341

(Unaudited)
Payments	(72)	—	(39)	—	(111)

Balance at July 3, 2004	$85	$—	$145	$—	$230

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2003 Restructuring Plans
Costs incurred in 2003 (e)	$1,622	$—	$846	$64	$2,532
Reserves reversed (b)	(19)	—	—	—	(19)
Payments	(1,065)	—	(440)	(64)	(1,569)
Currency translation	35	—	—	—	35

Balance at December 31, 2003	573	—	406	—	979

(Unaudited)
Costs incurred in 2004	105	—	1	6	112
Reserves reversed	—	—	(11)	—	(11)
Payments	(664)	—	(310)	(6)	(980)
Currency translation	(5)	—	—	—	(5)

Balance at July 3, 2004	$9	$—	$86	$—	$95

(a)	Employee retention costs are accrued ratably over the period through which employees must work to qualify for a payment.
(b)	Represents reductions in costs of plans as described in the discussion of restructuring actions by the Company.
(c)	Excludes non-cash charges, net, of $24.1 million and loss on litigation of $5.9 million.
(d)	Excludes non-cash charges of $6.3 million and loss on litigation of $0.7 million.
(e)	Excludes non-cash charges, net, of $2.0 million and a cash charge of $0.6 million recorded in accrued pension costs.

The Company expects to pay accrued severance costs in 2004 and abandoned-facility payments over lease terms expiring on various dates through 2004.

NOTE 4 LINES OF CREDIT

Lines of Credit

Short-term obligations in the accompanying combined balance sheets included $18.8 million and $24.7 million at December 31, 2003 and December 28, 2002, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company’s subsidiaries. These amounts include $3.1 million and $4.8 million, respectively, of trade notes receivable that have been sold with recourse, and are included in an equal amount in notes receivable on the accompanying balance sheet. The weighted average interest rate for these borrowings was 1.9% at both December 31, 2003 and December 28, 2002, respectively.

The total available line of credit is 3.2 billion yen ($29.8 million at December 31, 2003), of which 2.4 billion yen ($22.3 million at December 31, 2003) is available for borrowing, and 0.8 billion yen ($7.5 million at December 31, 2003) is available to sell trade notes receivable with recourse. The credit lines expire as follows: 1.1 billion yen on November 30, 2004, 0.9 billion yen on December 31, 2004 and 0.4 billion yen on March 31, 2005. The lines of credit available to sell trade notes receivable with recourse of 0.8 billion yen have no expiration. Unused lines of credit for non-U.S. subsidiaries were $3.7 million as of December 31, 2003. The unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.

NOTE 5 COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases portions of its office and operating facilities under various operating lease arrangements. Aggregate rent expense under operating leases for the years ended December 31, 2003, December 28, 2003 and

December 29, 2001 was $4.6 million, $5.8 million, and $11.8, respectively. At December 31, 2003, future minimum payments due under noncancellable operating leases were $4.6 million in 2004, $4.1 million in 2005, $2.6 million in 2006, $1.8 million in 2007, and $0.3 million in 2008. Total future minimum lease payments at December 31, 2003, were $13.4 million.

Letters of Credit and Guarantees

Outstanding letters of credit and bank guarantees totaled $1.9 million at December 31, 2003. These credits and guarantees expire on various dates through 2006.

The letters of credit and bank guarantees principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit or bank guarantee if the applicable business unit does not perform as contractually required.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on its combined results of operations and cash flows.

Environmental Reserves

Groundwater in the vicinity of the Company’s Mountain View facility has been contaminated with volatile organic compounds. Groundwater remediation has been ongoing since approximately 1990. The Company has been identified as a Responsible Party (“RP”), along with another RP whose facility is located near the Company’s facility. The other RP and the Company have entered into a cost-sharing arrangement relating to the off-site groundwater remediation costs, under which the Company is responsible for 30% and the other RP is responsible for 70%. At December 31, 2003, the Company estimated the Company’s costs to complete the remediation to be approximately $1.5 million. The Company records the net present value of environmental liabilities. Below is a summary of the Company’s environmental reserves, which are included in other long-term obligations in the accompanying combined balance sheets:

(In thousands)	December 31, 2003	December 28, 2002
Estimated undiscounted environmental liability	$1,588	$1,810
Less discount (at 7% per annum)	(488)	(587)

Net liability	$1,100	$1,223

Estimated payments for the next five fiscal years are as follows:

(In thousands)	Estimated Aggregate Payments
2004	$213
2005	192
2006	113
2007	113
2008	115
Thereafter	842

$1,588

The Company expects payments to extend through approximately 2014.

NOTE 6 INCOME TAXES

The provision for taxes based on loss before income taxes and cumulative effect of a change in accounting principle consists of the following:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	536	188	463

Deferred:
Federal	—	—	5,920
State	—	—	—
Foreign	—	—	—

	$536	$188	$6,383

The provision for taxes based on loss before income taxes and cumulative effect of a change in accounting principle differs from the amount obtained by applying the statutory tax rate as follows:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
Income tax benefit at statutory rate	$(1,544)	$(5,180)	$(19,226)
Increase (decrease) in taxes resulting from:
Foreign tax rate differential	(28)	(107)	(36)
State taxes net of federal benefit	(76)	(330)	(536)
Increase in valuation allowance	2,110	5,731	26,109
Other, net	74	74	72

	$536	$188	$6,383

Deferred tax assets and liabilities are determined in accordance with SFAS No. 109, and reflect the impact of temporary differences between amounts of assets and liabilities for tax and financial reporting purposes. The expected future tax consequences of net operating loss carryforwards are measured in accordance with current tax laws.

Temporary differences and net operating loss carryforwards, which give rise to deferred tax assets and liabilities recognized in the balance sheets, are as follows:

(In thousands)	December 31, 2003	December 28, 2002
Deferred tax assets:
Net operating loss carryforwards	$5,283	$2,898
Inventory basis difference	4,061	5,773
Accrued compensation	2,902	2,940
Accruals not currently deductible for tax purposes and other	1,435	4,825
Other, net	(3)	(48)
Valuation allowance	(12,531)	(10,943)

Total deferred tax assets	1,147	5,445
Deferred tax liabilities:
Purchased intangibles	(115)	359
Accelerated depreciation methods used for tax purposes	1,262	5,086

Total deferred tax liabilities	1,147	5,445

Net deferred tax assets	$—	$—

The Company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. The valuation allowance relates primarily to the uncertainty surrounding the realization of tax loss and credit carryforwards. The net operating loss carryforwards shown above were used by the Parent in its consolidated tax return are not available for future use.

United States and foreign earnings (losses) before income taxes and cumulative effect of a change in accounting principle are as follows:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
United States	$(1,595)	$469	$(55,988)
Foreign	(2,816)	(15,268)	1,057

	$(4,411)	$(14,799)	$(54,931)

At December 31, 2003, the Company has federal and state net operating loss carryforwards totaling approximately $1.7 million and $2.6 million, respectively. In addition, the Company has German net operating loss carryforwards of $19.5 million, which do not expire.

NOTE 7 EMPLOYEE BENEFIT PLANS

Stock Option Plans

The Parent has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options, stock bonus shares, or performance-based shares, as determined by the compensation committee of the Parent’s Board of Directors (the Board Committee) or in limited circumstances, by the Parent’s option committee, which consists of its chief executive officer. Generally, options granted prior to July 2000 under these plans are exercisable immediately, but shares acquired upon exercise are subject to certain transfer restrictions and the right of the Parent to repurchase the shares at the exercise price upon certain events, primarily termination of employment. The restrictions and repurchase rights lapse over periods ranging from 0-10 years, depending on the term of the option, which may range from 3-12 years. Options granted in or after July 2000 under these plans generally vest over three to five years, assuming continued employment with certain exceptions. Upon a change in control of the Parent, all options, regardless of grant date, become immediately exercisable and shares acquired upon exercise cease to be subject to transfer restrictions and the Parent’s repurchase rights. Nonqualified options are generally granted at fair market value, although options may be granted at a price at or above 85% of the fair value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Parent’s stock on the date of grant. Stock options have been granted at fair market value.

SPL had a stock-based compensation plans for its key employees, directors, and others. Following the completion of a cash tender offer in December 2001 for all the shares of SPL it did not previously own, the Parent completed a short-form merger with SPL in February 2002. Options to purchase shares of SPL became options to purchase shares of the Parent common stock, which were accounted for in accordance with the methodology set forth in FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation.

Since the stock plan is the Parent’s plan, stock option activity is not shown. Options outstanding and exercisable at December 31, 2003 were as follows:

Options Outstanding				Options Exercisable
Range Of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted- Average Exercise Price
$ 3.49 – $ 3.49	7,534	$3.49	0.9	7,534	$3.49
8.89 – 12.37	60,186	10.84	3.5	60,186	10.84
13.51 – 18.84	155,254	16.60	4.4	60,953	15.12
19.14 – 22.84	355,947	20.70	5.9	178,536	20.79
24.99 – 28.06	214,046	25.05	7.4	136,312	25.05

$ 3.49 – $ 28.06	792,967	$20.16	5.8	443,520	$19.67

Employee Stock Purchase Plans

Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the Parent. Under this program, shares of the Parent’s common stock may be purchased at 85% of the lower of the fair value at the beginning or end of the purchase period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. Effective with the 2002 plan year, the Parent changed the fiscal year-end of its plan from October 31 to December 31. In February 2004 and 2003, the Parent issued 16,203 and 2,636 shares, respectively, of its common stock for the 2003 and 2002 plan years to the Company’s employees.

In 2001, SPL had a stock purchase plan while it was a publicly traded company. In February 2002, the Company issued 48,101 shares of common stock of SPL to its participating employees. The plan was discontinued in 2002.

Defined Benefit Pension Plans

Several of the Company’s non-U.S. subsidiaries have defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. Net periodic benefit costs for the plans in aggregate included the following components:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Service cost	$236	$218	$437	$415	$321
Interest cost on benefit obligation	349	292	588	527	529
Expected return on plan assets	(138)	(108)	(220)	(220)	22
Recognized net actuarial (gain) loss	62	19	38	33	32
Amortization of unrecognized initial obligation and prior service cost	19	39	80	44	46

	$528	$460	$923	$799	$950

The activity under and the balance sheet impact of the Company’s defined benefit plans is as follows:

(In thousands)	December 31, 2003	December 28, 2002
Change in benefit obligation:
Benefit obligation, beginning of year	$12,363	$11,338
Service cost	437	415
Interest cost	588	527
Benefits paid	(237)	(894)
Actuarial loss	888	504
Currency translation	1,867	473

Benefit obligation, end of year	15,906	12,363
Change in plan assets:
Fair value of plan assets, beginning of year	4,327	4,904
Company contributions	688	110
Benefits paid	(95)	(920)
Actual return on plan assets	517	(9)
Currency translation	580	242

Fair value of plan assets, end of year	6,017	4,327

Funded status	(9,889)	(8,035)
Unrecognized net actuarial loss	2,658	2,071
Unrecognized initial obligation and prior service cost	338	348

Net amount recognized	$(6,894)	$(5,616)

Amounts recognized in the balance sheet:
Accrued pension liability	$(8,693)	$(6,560)
Intangible asset	338	348
Accumulated other comprehensive items	1,462	596

Net amount recognized	$(6,894)	$(5,616)

The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $15.9 million, $14.5 million, and $6.0 million, respectively, at December 31, 2003, and $12.4 million, $11.2 million, and $4.3 million, respectively, at December 28, 2002.

As of December 31, 2003, the Company had assets with an aggregate value of approximately $4.2 million, which are being held by and invested by the insurance company administering the Company’s German pension plan, in accordance with German pension laws. Because these assets are not assets of the pension plan, they are not included in the funded status shown above. However, the Company has set them aside in connection with its German pension plan. Such assets are included in other assets in the accompanying combined balance sheet.

The weighted average rates used to determine the net periodic benefit costs were as follows:

	2003	2002	2001
Discount rate	4.6%	4.6%	4.3%
Rate of increase in salary levels	3.8%	3.8%	4.4%
Expected long-term rate of return on assets	4.7%	4.9%	4.9%

The weighted average rates used to determine benefit obligations at the respective periods were as follows:

	December 31, 2003	December 28, 2002
Discount rate	4.5%	4.6%
Rate of increase in salary levels	3.8%	3.8%

In determining the expected long-term rate of return on plan assets, the Company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. In addition, the Company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

401(k) Savings Plan and Other Defined Contribution Plans

The Parent’s 401(k) savings plan covers the majority of the Company’s eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions.

Expense recognized for this plan totaled $2.1 million, $1.6 million and $1.7 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

NOTE 8 FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments has been determined using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimate may not be indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Foreign Exchange Contracts

The estimated fair value of the foreign exchange contracts are based upon the estimated net amount required to terminate the position, taking into consideration changes in exchange rates.

Other Assets

Included in other assets in the accompanying balance sheets are other long-term investments carried at cost, which approximates estimated fair value.

The Company has assets that are being held by and invested by the insurance company administering the Company’s German pension plan, in accordance with German pension laws. Such amounts are carried at market value and are included in other assets.

Long-Term Debt to Parent

The carrying value of the Company’s long-term debt to Parent approximates fair value due to the nature of the debt.

NOTE 9 RELATED PARTY TRANSACTIONS

Sales to related parties

Net sales to related parties of for the six months ended July 3, 2004 (unaudited) and June 28, 2003 (unaudited) were $1.1 million and $0.6 million, respectively, and were $2.0 million, $1.8 million and $3.3 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

Payables to Related Companies

Payables to related companies consist of balances pertaining to purchases of goods and services in the ordinary course of business between the Company and other subsidiaries of the Parent, excluding the Parent’s corporate office.

Credit Facilities with Parent

The Company had a credit agreement with the Parent that expired in March 2002. The agreement provided for a one year revolving credit facility bearing interest at 2.75% above the prevailing LIBOR rate. The Company repaid the outstanding balance of $29.4 million in March 2002.

The Company also has credit facilities with the Parent for the benefit of the Company’s European subsidiaries. The interest rate on such facilities at December 31, 2003 was 2.15%.

Long-term debt to related companies includes the following:

(In thousands)	December 31, 2003
Note payable to Parent, principal $10 million, payable in equal annual installments of $667 plus interest at prime plus 100 basis points	$8,667

Long-term debt	$8,667

This loan was assumed by the Company from one of the Parent’s subsidiaries in March 2003.

Interest paid to the Parent totaled $.01 million for the six months ended June 28, 2003 (unaudited), and totaled $0.3 million and $0.2 million for the years ended December 31, 2003 and December 28, 2002, respectively. No interest was paid to the Parent in 2004 (unaudited).

Transfer From / (To) Parent

The accompanying balance sheets include push down accounting adjustments via transfers from the Parent, including goodwill. In addition, the Company receives cash and other asset contributions from and sends cash and other asset distributions to the Parent. Total transfers from (to) the Parent were $(16.1) million, $23.3 million and $64.5 million, including ($11.9) million, $9.6 million and $8.4 million in cash, for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively. Net transfers from (to) Parent are as follows:

	(Unaudited) Six Months Ended	Years Ended
(In thousands)	July 3, 2004	December 31, 2003	December 28, 2002	December 29, 2001
Income tax accounts	$176	$(440)	$35,972	$(17,186)
Goodwill, intangible and other assets	7	(2,921)	(15,611)	47,297
Equity-related transactions	(13,825)	(12,773)	2,965	34,397

	$(13,642)	$(16,134)	$23,326	$64,508

Transfers associated with income tax accounts resulted from the Company’s inclusion in the Parent’s U.S. federal consolidated income tax return, as well as in certain unitary state returns of the Parent. Transfers associated with goodwill, intangible and other assets resulted primarily from adjustments pushed down from the parent in connection with its change in ownership interest in the Company. Transfers from equity-related transactions resulted primarily from stock option and stock purchase plan activity of SPL, as well as certain other cash transfers from (to) the Parent.

Corporate Overhead Expenses and Services

Certain specifically identifiable administrative services and expenses incurred by the Company in the normal course of business, such as external legal fees, audit fees, risk insurance premiums, certain employee benefit costs, and other items were processed through the Parent’s corporate offices. The costs associated with these services and expenses are allocated back to the Company from the Parent. These allocated expenses are included in selling, general and administrative expenses in the accompanying statement of operations, and were $1.6 million, $1.5 million, and $1.6 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively and $0.3 million and $0.8 million for the six months ended July 3, 2004 (unaudited), and June 28, 2003 (unaudited) respectively.

NOTE 10 SUBSEQUENT EVENT

On July 16, 2004, Newport Corporation acquired all of the issued and outstanding capital stock of the Company from the Parent.